Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

JFrog Ltd.

(Exact name of registrant as specified in its charter)

Table 1 – Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Ordinary Shares, par value NIS $0.01 per share, reserved for issuance pursuant to the 2020 Share Incentive Plan	Other	6,070,667	(2)	$35.64	(3)	$216,358,571.88	0.00014760	$31,935
Equity	Ordinary Shares, par value NIS $0.01 per share, reserved for issuance pursuant to the 2020 Employee Share Purchase Plan	Other	1,061,148	(4)	$30.29	(5)	$32,142,172.92	0.00014760	$4,745
Total Offering Amounts							$248,500,744.80		$36,680
Total Fee Offsets (6)									—
Net Fee Due									$36,680

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(1)
Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement covers any additional ordinary shares of the Registrant’s ordinary shares (“Ordinary Shares”) that become issuable under the Registrant’s 2020 Share Incentive Plan (the “2020 Plan”) and the Registrant’s 2020 Employee Share Purchase Plan (the “2020 ESPP”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration that results in an increase in the number of outstanding Ordinary Shares.
(2)
Reflects an automatic increase to the number of Ordinary Shares reserved for issuance pursuant to future awards under the 2020 Plan, which annual increase is provided for in the 2020 Plan.
(3)
Estimated in accordance with Rules 457(c) and (h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of $35.64 per share, which is the average of the high and low prices of Ordinary Shares, as reported on the Nasdaq Global Select Market, on February 13, 2024.
(4)
Reflects an automatic increase to the number of Ordinary Shares reserved for issuance under the 2020 ESPP, which annual increase is provided for in the 2020 ESPP.
(5)
Estimated in accordance with Rules 457(c) and (h) solely for the purpose of calculating the registration fee on the basis of 85% of $35.64 per share, which is the average of the high and low prices of Ordinary Shares, as reported on the Nasdaq Global Select Market, on February 13, 2024. Pursuant to the 2020 ESPP, the purchase price of the Ordinary Shares reserved for issuance thereunder will be at least 85% of the lower of the fair market value of Ordinary Shares on the Enrollment Date or the Exercise Date (as such terms are defined in the 2020 ESPP).
(6)
The Registrant does not have any fee offsets.